      Exhibit: 99.3

FOR IMMEDIATE RELEASE	CONTACT:
Marc Sanders, Dir. of Marketing
610-668-4700 x277
marcsanders@royalbankpa.com

     ROYAL BANK OF PENNSYLVANIA’S PARENT COMPANY REPORTS:

•	6th CONSECUTIVE YEAR OF RECORD EARNINGS
•	11% INCREASE IN NET INCOME FOR THE 4th QUARTER
•	5.25% INCREASE IN CASH DIVIDEND
•	2% COMMON STOCK DIVIDEND

     (Narberth, PA)– January 26, 2004 – Royal Bank of Pennsylvania, Inc. reports that consolidated earnings for its holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ-RBPAA) for the quarter ended December 31, 2003, were $5.4 million as compared to $4.8 million for the same three- month period ended December 31, 2002, an 11% increase. Consolidated earnings for the twelve-months ended December 31, 2003 were $18.5 million as compared to $17.4 million for the same twelve-months period ended December 31, 2002, an increase of 6%. Consolidated basic earnings per share for the twelve-months ended December 31, 2003 and 2002, were $1.52 and $1.44.

     Consolidated total assets increased 6% to $1.15 billion at December 31, 2003, as compared to $1.09 billion at December 31, 2002. Investment securities increased to $565 million at December 31, 2003, as compared to $449 million at December 31, 2002, an increase of 26%. Total consolidated capital rose to $135 million for the period ending December 31, 2003, as compared to $121 million for the period ended December 31, 2002, an 11% increase.

     On January 21, 2004, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 35th consecutive quarterly cash dividend. This dividend, an increase of 5.25%, will be twenty-five cents ($.25) per share for holders of Class A common stock and twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is February 6, 2004, and the payment date is February 20, 2004.

     Also, on January 21, 2004, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared a 2% stock dividend on Class A common stock and on Class B common stock. This dividend will be issued to holders of Royal Bancshares of Pennsylvania, Inc. stock on the record date of February 4, 2004 and is payable on February 18, 2004.

     Royal Bancshares President and CEO Joseph P. Campbell said, “2003 marked our 6th consecutive year of record earnings for our shareholders, a direct testament to the hard work and efforts of our personnel.”

     Royal Bank of Pennsylvania, headquartered in Narberth, Pennsylvania, operates 16 full-service branch offices throughout southeastern Pennsylvania and southern New Jersey, including a branch in Turnersville, New Jersey (operating under the name “Royal Bank America”). The bank offers a wide variety of products and services, including commercial real estate loans, business loans, residential mortgages and Internet Banking available at www.royalbankpa.com.

     The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Joseph P. Campbell, President and CEO
Royal Bancshares of Pennsylvania, Inc
Parent Company of Royal Bank of Pennsylvania/Royal Bank America

     ROYAL BANCSHARES OF PENNSYLVANIA

     CONDENSED INCOME STATEMENT (Unaudited)

	Three Months		Twelve Months
	Ended Dec. 31		Ended Dec. 31

(in thousands, except for earnings per share)	2003	2002	2003	2002

Interest Income	$17,938	$19,332	$72,320	$77,105
Interest Expense	7,053	8,793	29,941	36,491

Net Interest Income	10,885	10,539	42,379	40,614
Provision for Loan Losses	160	—	674	250

Net Interest Income after Provision	10,725	10,539	41,705	40,364
Non Interest Income	1,549	769	3,704	3,200
Non Interest Expense	4,949	5,001	18,887	18,922

Income before Taxes	7,325	6,307	26,522	24,642
Income Taxes	1,942	1,476	7,996	7,237

Net Income	5,383	4,831	18,526	17,405
Earnings per share –basic	.44	.40	1.52	1.44

     SELECTED RATIOS:

Return on Average Assets	1.8%	1.6%	1.6%	1.7%
Return on Average Equity	16.1%	14.5%	14.5%	15.2%
Average Equity to Assets	11.3%	11.0%	11.0%	10.9%
Book Value Per Share	$11.01	$10.03

CONDENSED BALANCE SHEET

(in thousands)	Dec. 31, 2003	Dec. 31, 2002
	(unaudited)
Cash and Cash Equivalents	$25,070	$40,571
Investment Securities	565,337	448,930
Loans Held for Sale	3,157	8,119
Loans (net)	500,131	556,145
Bank Premises (net)	7,480	8,002
Accrued Interest receivable	16,353	13,778
Other Assets	36,882	12,939

Total Assets	$1,154,410	$1,088,484

Deposits	$791,059	$820,840
Borrowings	212,000	127,500
Other Liabilities	15,653	18,087
Minority Interest	865	726
Shareholders’ Equity	134,833	121,331

Total Liabilities and Shareholders Equity	$1,154,410	$1,088,484